Execution Copy

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of July 3, 2002 (this "Agreement"), is by and between Petroleum Development Corporation, a Nevada corporation (the "Company"), the Lenders, Bank One, NA, a national banking association with its main office in Chicago, Illinois, as Agent, Syndication Agent and LC Issuer, and BNP Paribas, as managing agent for the Lenders (in such capacity, the "Managing Agent").

RECITALS

A. The Company and Bank One, Michigan, a Michigan banking corporation formerly known as NBD Bank, N.A. and NBD Bank ("Bank One-Michigan") have heretofore entered into a Credit Agreement dated as of November 17, 1993, as amended by a First Amendment to Credit Agreement dated as of September 30, 1994, by a Second Amendment to Credit Agreement dated as of December 4, 1995, and by a Third Amendment to Credit Agreement dated as of October 16, 1996, and as assigned by Bank One-Michigan to Bank One, NA, a national banking association with its office in Chicago, Illinois, formerly known as The First National Bank of Chicago, pursuant to the Assignment of Credit Agreement, Note and Collateral dated as of November 1, 1996 (such Credit Agreement, as amended and assigned, the "1993 Credit Agreement").

B. The Company and Bank One, NA amended and restated the 1993 Credit Agreement, pursuant to a Credit Agreement dated as of March 13, 1997, as amended by a First Amendment to Credit Agreement dated as of June 22, 1999, a Second Amendment to Credit Agreement dated April 27, 2000, a Third Amendment to Credit Agreement dated August 29, 2000 and a Fourth Amendment to Credit Agreement dated February 22, 2002 (such Credit Agreement, as amended, the "1997 Credit Agreement").

C. The parties hereto wish to continue the credit relationship by amending and restating the 1997 Credit Agreement rather than entering into a new and unrelated loan agreement

D. The Company desires to obtain a secured credit facility providing for revolving credit loans in the aggregate principal amount of up to $100,000,000 (subject to limitations imposed by Borrowing Base and other limitations), which credit facility may include standby letters of credit of up to $3,000,000, to provide funds for its working capital needs, and the Agent, the LC Issuer and the Lenders are willing to establish such a credit facility in favor of the Company on the terms and conditions herein set forth.

AGREEMENT

In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1. Definitions.

1.1 Certain Definitions.  As used herein, the following terms shall have the following respective meanings:

"Advance" shall mean any Loan and any Letter of Credit Advance.

"Advance Date" shall mean each date for the making of an Advance as specified in the notice delivered by the Company under Section 3.1(a) and permitted by this Agreement.

"Affiliate", when used with respect to any person, shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person or any other person which is owned 5% or more by such person or any Subsidiary or other Affiliate of such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or otherwise.

"Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Section 10, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Section 10.

"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

"Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

"Applicable Fee Rate" means, at any time, the percentage rate per annum at which commitment fees are accruing on the unborrowed portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

"Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type, and the percentage rate per annum applicable to Letters of Credit, all as set forth in the Pricing Schedule.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arranger" shall mean Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

"Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure.

"Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

"Borrowing Base" shall mean the maximum principal amount of Advances that can be made, and thereafter remain outstanding, as shall be determined by the Agent and the Lenders as of the Effective Date and adjusted by the Agent and the Required Lenders from time to time in accordance with Section 2.6 of this Agreement. As of the Effective Date and until the initial adjustment pursuant to Section 2.6 of this Agreement, the Borrowing Base shall be $58,000,000.

"Borrowing Base Properties" means Oil and Gas Interest which are given value in the Borrowing Base determination and which must be either (i) properties in which the Company or any wholly-owned Subsidiary own direct working or royalty interests, or (ii) properties in which a Partnership owns a direct working or royalty interest provided that all interests of the Company or any of its Subsidiaries in such Partnership have been pledged to the Agent to secure the Secured Obligations. "Borrowing Base Properties" owned by a Partnership will be included in the Borrowing Base determination only to the extent (determined from time to time in a manner satisfactory to the Agent and the Lenders) of the aggregate interest of the Company and its wholly-owned Subsidiaries in distributions from such Partnership.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

"Cash Flow" of any person shall mean, for any period, the Net Income of such person for such period plus, to the extent deducted in determining such Net Income, (i) depreciation, depletion and amortization of such person for such period, minus, to the extent included in such Net Income, (ii) any extraordinary or non-recurring or other gain or income item not from the normal operations of such person, all as determined in accordance with GAAP.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

"Collateral" shall have the meaning ascribed thereto in Section 5.1(a) hereof.

"Commitment" means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, the Company up to but not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 11.3(c) or as otherwise modified from time to time pursuant to the terms hereof.

"Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amount signified by such term for all such Persons determined on a consolidated basis and in accordance with GAAP.

"Contingent Liabilities" of any person shall mean, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

"Current Ratio" of the Company shall mean, as of any date, the ratio of

(a) (i) all assets of the Company and its Subsidiaries which, in accordance with GAAP, should be classified as current assets on the consolidated balance sheet of the Company and its Subsidiaries, plus (ii) the amount of the Available Aggregate Commitment, minus (iii) all current assets, if any, resulting from application of FAS 133, all calculated on a consolidated basis for the Company and its Subsidiaries, to

(b) (i) all liabilities of the Company and its Subsidiaries which, in accordance with GAAP, should be classified as current liabilities on a consolidated balance sheet of the Company and its Subsidiaries, minus (ii) all current maturities of long term debt, minus (iii) all current liabilities, if any, resulting from application of FAS 133, all calculated on a consolidated basis for the Company and its Subsidiaries.

"Deeds of Trust" shall mean the Deeds of Trust and Security Agreement made by the Company in favor of the Agent from time to time, including without limitation those dated as of November 17, 1993 and assigned by Bank One to the Agent for the benefit of the Agent, the LC Issuer and the Lenders, all as amended or modified from time to time.

"Default" shall mean any Event of Default or any event or condition which might become an Event of Default with notice or lapse of time or both.

"Dollars" and "$" shall mean the lawful money of the United States of America.

"EBITDA" means Net Income plus, to the extent deducted from revenues in determining Net Income, (i) interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.

"Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.

"Environmental Laws" at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with any successor statute thereto and the regulations thereunder.

"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which (i) together with the Company or any Subsidiary, would be treated as a single employer under Section 414(b) or (c) of the Code or (ii) for purposes of liability under Section 412(C)(11) of the Code, the lien created under Section 412(n) of the Code or for a tax imposed for failure to meet minimum funding standards under Section 4971 of the Code, a member of the same affiliated service group (within the meaning of Section 401(m) of the Code) as the Company or any Subsidiary, or any other trade or business described in clause (i) above.

"Eurodollar Advance" means an Advance which bears interest at the applicable Eurodollar Rate.

"Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

"Eurodollar Loan" means a Loan which bears interest at the applicable Eurodollar Rate.

"Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

"Event of Default" shall mean any of the events or conditions described in Section 8.1.

"Excluded Taxes" means, in the case of each lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such lender's applicable Lending Installation is located.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"Financial Contract" means (i) any exchange-traded or over-the-counter hedging, futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

"Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

"Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

"Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funded Indebtedness" means at any time the aggregate dollar amount of Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

"GAAP" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 6.7 hereof.

"Guaranties" shall mean the guaranties entered into by each of the Guarantors for the benefit of the Agent, the LC Issuer and the Lenders pursuant to Section 9 of this Agreement, as amended or modified from time to time.

"Guarantor" shall mean each Subsidiary of the Company and each person otherwise becoming a Subsidiary of the Company, or otherwise entering into a Guaranty, from time to time.

"Hazardous Materials" includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 USC 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 USC 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 USC 6901 et seq.) and in the regulations adopted and publication promulgated pursuant thereto, or any other federal, state or local governmental law, ordinance, rule, regulation or policy.

"Hydrocarbons" shall mean oil, gas, casinghead gas, drip gasoline, natural gas and condensates and all other liquid or gaseous hydrocarbons.

"Indebtedness" of any person shall mean, as of any date, (a) all obligations of such Person for borrowed money, (b) all obligations which are secured by any lien or encumbrance existing on property owned by such Person whether or not the obligation secured thereby shall have been assumed by such Person, (c) all obligations as lessee under any lease which, in accordance with GAAP, is or should be capitalized on the books of the lessee, (d) the deferred purchase price for goods, property or services acquired by such Person, and all obligations of such Person to purchase such goods, property or services where payment therefore is required regardless of whether or not delivery of such goods or property or the performance of such services is ever made or tendered, other than unsecured trade payables incurred in the ordinary course of business, (e) all obligations of such Person to advance funds to, or to purchase property or services from, any other Person in order to maintain the financial condition of such Person, (f) all Rate Management Obligations of such person, and (g) all obligations of such person or of others for which such person is contingently liable, as guarantor, surety or in any other similar capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the condition, financial or otherwise, of such other person.

"Interest Payment Date" shall mean (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and, in the case of any Interest Period exceeding three months, those days that occur during such Interest Period at intervals of three months after the first day of such Interest Period, and (b) in all other cases, the last Business Day of each month, commencing with the first such Business Day after a Loan is made, and ending with the Termination Date.

"Interest Period" means, with respect to a Eurodollar Loan, a period of one, two, three or six months commencing on a Business Day selected by the Company pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"Lenders" means the lending institutions listed as lenders on the signature pages of this Agreement and their respective successors and assigns.

"Lending Installation" means, with respect to a Lender, the LC Issuer or the Agent, the office, branch, subsidiary or affiliate of such Lender, the LC Issuer or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender, the LC Issuer or the Agent pursuant to Section 2.5.

"LC Issuer" means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Letters of Credit hereunder.

"LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

"LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

"Letter of Credit" shall mean a standby letter of credit having a stated expiry date or a date upon which the draft must be reimbursed not later than twelve months after the date of issuance and not later than the fifth Business Day before the Termination Date issued by the LC Issuer for the account of the Company under an application and related documentation acceptable to the LC Issuer requiring, among other things, immediate reimbursement by the Company to the LC Issuer in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the LC Issuer relative thereto.

"Letter of Credit Advance" shall mean any issuance of a Letter of Credit under Section 3.1 made pursuant to Section 2.1(b) and any extension or renewal of a Letter of Credit.

"Letter of Credit Documents" shall have the meaning ascribed thereto in Section 4.3(b).

"Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

"Loan" shall mean, with respect to each Lender, such Lender's loan made pursuant to Section 2 (or any conversion or continuation thereof).

"Loan Documents" means this Agreement, the Notes, the Security Documents, the Letter of Credit Documents and all other agreements, instruments and documents executed pursuant thereto at any time.

"Major Sales Contract" shall mean, at any time, any agreement between the Company, any Guarantor or any Partnership and any Person for the sale of Hydrocarbons if the aggregate sales of Hydrocarbons to such Person during the twelve months immediately preceding such time equals or exceeds 10% of the aggregate sales of Hydrocarbons by the Company, the Guarantors and the Partnerships, on a consolidated basis, during the twelve months immediately preceding such time.

"Material Adverse Effect" means a material adverse effect on (i) the business, property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

"Mortgages" shall have the meaning ascribed thereto in Section 5.1(a).

"Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

"Net Income" of any Person shall mean, for any period, the net income (or loss) of such Person for such period taken as a single accounting period, determined in accordance with GAAP; minus to the extent included in determining such Net Income, without duplication: (a) the income of any other person in which any other person other than the Person has a joint interest or partnership interest, except to the extent of the amount of dividends or other distributions actually paid to the Person by such other person during such period, (b) the income of any other person accrued prior to the date such other person's assets are acquired by the Person, (c) the proceeds of any insurance policy, (d) gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Person and related tax effects in accordance with GAAP, (e) any extraordinary or non-recurring gains or any other gains not from the normal operations of the Person and related tax effects in accordance with GAAP, and (f) the aggregate amount of any non-cash write-ups under FASB 19, 144 and 133; plus to the extent deducted in determining such Net Income, the aggregate amount of any non-cash write-downs under FASB 19, 144 and 133.

"Note" shall mean each promissory note of the Company issued to a Lender in the form annexed hereto as Exhibit A, evidencing borrowings under Section 2.1 hereof, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Advances, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company to Agent, the LC Issuer, any Lenders, or any indemnified party arising under the Loan Documents, including, without limitation, all reasonable costs of collection and enforcement of any and all thereof, including reasonable attorneys' fees.

"Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

"Oil and Gas Interests" shall mean all leasehold interests, mineral fee interests, overriding royalty and royalty interests, net revenue and net working interests and all other rights and interests relating to Hydrocarbons, including any reserves thereof.

"Other Taxes" is defined in Section 4.6(ii).

"Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Eurodollar Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Eurodollar Rate in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (c) in respect of Letter of Credit Fees payable pursuant to Section 4.4(c), the Applicable Margin for Eurodollar Loans plus two percent (2%) per annum, and (d) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

"Partnership Agreements" shall mean all present and future partnership agreements, operating agreements and similar documents of each Partnership and all agreements and documents executed or delivered in connection therewith.

"Partnership Debt" shall mean the aggregate amount of all Indebtedness of the Partnerships.

"Partnerships" shall mean any each partnership or limited liability company meeting each of the following requirements: (a) the Company or a Guarantor is the general partner or manager thereof, (b) such partnership or limited liability company is organized pursuant to a partnership or operating agreement reasonably satisfactory to the Agent and the Required Lenders and is otherwise approved by the Agent in its sole discretion, (c) such partnership or limited liability company is primarily involved in oil and gas exploration, development, acquisition or production, and owns no other material assets other than oil and gas properties, and (d) such partnership or limited liability company is not liable for any Indebtedness which is not permitted by the terms of this agreement.

"PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" shall mean the Liens permitted by Section 7.2(f) hereof.

"Person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), and any agency or political subdivision thereof, or any other entity.

"Plan" shall mean, with respect to any Person, any employee benefit or other plan (other than a Multiemployer Plan) maintained by such Person for its employees and covered by Title IV of ERISA or to which Section 412 of the Code applies.

"Pledge of Partnership Interests" shall mean the Pledge of Partnership Interests dated as of November 17, 1993, made by the Company in favor of Bank One, as assigned by Bank One to the Agent for the benefit of the Agent, the LC Issuer and the Lenders, as amended from time to time (including without limitation as amended and restated by the Pledge and Security Agreement dated as of the date hereof), and any other pledge agreement executed by the Company or any Subsidiary pursuant to this Agreement pursuant to which the Company or any subsidiary pledges its ownership interests in each Partnership all as amended or modified from time to time.

"Pricing Schedule" means the Schedule attached hereto and identified as such.

"Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

"Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company, or any Subsidiary or any Partnership which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

"Release Price" means the price determined by the Required Lenders in their sole discretion based upon the loan value of oil and gas properties being sold by the Company, any Subsidiary or any Partnership that the Required Lenders in their sole discretion (using such methodology, assumptions and discount rates as such Lender's customarily use in assigning loan value to oil and gas properties) assign to such oil and gas properties as of the time in question.

"Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Company then outstanding under Section 4.3 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Letters of Credit.

"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

"Required Lenders" means Lenders in the aggregate having 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding 66-23% of the aggregate unpaid principal amount of the outstanding Advances; provided, however, until after the first date after the Effective Date on which at least three Lenders are party hereto, "Required Lenders" means Lenders in the aggregate having 100% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding 100% of the aggregate unpaid principal amount of the outstanding Advances.

"Reportable Event" shall mean a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

"Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to one or more Lenders or their Affiliates.

"Security Agreement" shall mean the Security Agreement dated as of November 17, 1993 made by the Company in favor of Bank One and assigned by Bank One to the Agent for the benefit of the Agent, the LC Issuer and the Lenders, as amended from time to time (including without limitation as amended and restated by the Pledge and Security Agreement dated as of the date hereof), and any other security agreement, pledge and security agreement or similar agreement executed by the Company or any Guarantor pursuant to this Agreement, all as amended or modified from time to time.

"Security Documents" shall have the meaning ascribed thereto in Section 5.1(c).

"Subordinated Debt" shall mean, as of any date, the aggregate outstanding principal balance of all debt of the Company which is subordinate and junior in right and priority of payment to the Obligations, on terms and by written agreement satisfactory to the Agent, the LC Issuer and the Lenders.

"Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

"Tangible Net Worth" of any person shall mean, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, tradenames and copyrights, (v) treasury stock, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under GAAP.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"Termination Date" shall mean the earlier to occur of (a) July 3, 2005 and (b) the date on which the Aggregate Commitment shall be reduced to zero or otherwise terminated pursuant to the terms hereof.

"Total Debt" of any person shall mean, as of any date as of which the amount thereof is to be determined, the total Funded Debt of such person, in accordance with GAAP.

"Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

1.2 Other Definitions; Rules of Construction.  As used herein, the terms "Company," and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with GAAP unless such principles are inconsistent with the express requirements of this Agreement.

SECTION 2. The Commitment.

2.1 Advances. Each Lender severally agrees, subject to the terms and conditions herein set forth, (a) to make Loans to the Company at any time and from time to time from the Effective Date hereof until the Termination Date, and (b) to participate in Letters of Credit issued upon the request of the Company, provided that, after giving effect to the making of each such Loan and the issuance of each such Letter of Credit (i) each such Lender's Outstanding Credit Exposure shall not exceed its Commitment, and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base in effect on such date. On the Effective Date, the Company shall issue and deliver to each Lender a Note in the principal amount of its Commitment. Each Loan shall be in a minimum amount of $500,000 and integral multiples of $250,000. The aggregate amount of Letter of Credit Advances outstanding at any time may not exceed $3,000,000. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The LC Issuer will issue the Letters of Credit hereunder on the terms and conditions set forth in this Section 2.1 and Section 4.3.

2.2 Termination or Reduction of Commitment. (a) The Company shall have the right to terminate or reduce the Aggregate Commitment in whole or in part ratably among the Lenders at any time and from time to time, provided that (i) the Company shall give notice of such termination or reduction to the Agent specifying the amount and effective date thereof, (ii) each partial reduction of the Commitment shall be in a minimum amount of $10,000,000 and in integral multiples of thereof, (iii) no such termination or reduction, either in whole or part and including without limitation any termination, shall be permitted with respect to any portion of the Commitments as to which a request for an Advance is then pending, and (iv) the Commitments may not be terminated if any Advance is then outstanding and may not be reduced below the Aggregate Outstanding Credit Exposure. The Commitments or any portion thereof so terminated or reduced may not be reinstated.

(b) For purposes of this Agreement, a Letter of Credit Advance (i) shall be deemed outstanding in an amount equal to the LC Obligations and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related Reimbursement Obligations have been paid pursuant to Section 4.3. As provided in Section 4.3, upon each payment made by the LC Issuer in respect of any draft or other demand for payment under any Letter of Credit, the amount of any Letter of Credit Advance outstanding immediately prior to such payment shall be automatically reduced by the amount of each Loan deemed advanced in respect of the related reimbursement obligation of the Company.

2.3 Increase in Commitment. Subject to Section 2.4 and with the prior consent of the Agent, the Company may request to increase the Aggregate Commitment in increments of $5,000,000, provided that (i) the Aggregate Commitment may not exceed $100,000,000 at any time and (ii) the Aggregate Commitment may not be increased to an amount in excess of the then current Borrowing Base. Any such request to increase the Aggregate Commitment shall be deemed to be a certification by the Company that at the time of such request, there exists no Default or Event of Default and the representations and warranties contained in Section 6 are true and correct as of such date or, if applicable only to a prior date, as of such prior date. Any request from the Company to increase the Aggregate Commitment shall be delivered to each Lender and shall be implemented by one or more existing Lenders agreeing to increase their Commitments (provided that no Lender shall have any obligation to increase its Commitment but each Lender shall have the right to elect to increase its Commitment in its sole discretion pro rata with any other Lenders increasing their Commitments prior to any new Lender or Lenders becoming party hereto) or by one or more new lenders agreeing to become a Lender hereunder or by any combination of the foregoing, as determined by the Agent and the Arranger in consultation with the Company. Prior to any such increase in the Aggregate Commitment becoming effective, the Agent shall have received, unless waived by the Agent and the Required Lenders:

(a) copies, certified by the secretary of the Company and each Guarantor of their respective Board of Directors' resolutions and of resolutions or actions of any other body authorizing the increase in the Aggregate Commitment and the confirmation and ratification of the Guaranties and all other Loan Documents;

(b) a certificate, signed by the chief financial officer of the Company, showing that after giving effect to the increase in the Aggregate Commitment, no Default of Event of Default shall occur and the Company shall be in compliance with all covenants in this Agreement;

(c) copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings required on the part of the Company or any Guarantor in connection with the increase in the Aggregate Commitment, certified as true and correct in full force and effect as of the date of the increase by a duly authorized officer of the Company, or if none are required, a certificate of such officer to that effect;

(d) a confirmation and ratification of all Loan Documents signed by the Company and all Guarantors and in form and substance satisfactory to the Agent;

(e) evidence satisfactory to the Agent that no Material Adverse Effect shall have occurred with respect to the Company and its Subsidiaries since the most recent financial statements provided to the Lenders hereunder; and

(f) such other documents and conditions as the Agent or its counsel may have reasonably requested.

2.4 Discretionary Increase of Commitment. Notwithstanding any other provisions of this Agreement, it is understood and agreed that no Lender shall at any time be obligated to increase its Commitment, despite compliance with any express conditions precedent thereto, and despite the fact that there may not then exist an Event of Default.

2.5 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Company designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.6 Borrowing Base. On the basis of reports furnished to the Agent (including without limitation the reports furnished pursuant to Section 7.1(d)(viii) and (ix)) with respect to the Borrowing Base Properties, using such reasonable assumptions as the Agent shall specify (including without limitation discount rates and projected hydrocarbon price assumptions) and such other or additional information as may be requested from time to time, the Agent shall determine, with the approval of the Required Lenders, a Borrowing Base at least semi-annually as of May 15 and November 15 of each year (scheduled), or at such other or additional times as the Required Lenders in their sole discretion may elect (unscheduled). In addition, the Company shall have the right to request one unscheduled Borrowing Base determination between each scheduled Borrowing Base determination. The Borrowing Base will be determined by the Agent and each of the Lenders in its sole discretion based upon the loan collateral value that it in its sole discretion assigns to the Borrowing Base Properties based upon such credit factors (including, without limitation, any diversification, hold limits or other internal credit policies of the Agent or any Lender in effect from time to time, the assets, senior and subordinate liabilities, cash flow, hedged and unhedged exposure to oil and gas prices, foreign exchange rates and interests rates, businesses, properties, prospects, management and ownership of the Company and its subsidiaries and the Partnerships) as it in its sole discretion deems significant. The Agent and the Lenders will have no obligation to agree upon or determine the Borrowing Base at any particular amount, whether in relation to the Aggregate Commitments or otherwise. If the Required Lenders cannot agree on the Borrowing Base, the Borrowing Base shall be set on the basis of the weighted arithmetic average of the Borrowing Bases determined by the individual Lenders. Notwithstanding anything to the contrary set forth above, the amount of the Borrowing Base may not be increased at any time without the consent of 100% of the Lenders.

2.7 Amendment and Restatement. This Agreement amends and restates the 1997 Credit Agreement as of the Effective Date, provided that the Company may give notice of a request for an Advance as of June 27, 2002 for purposes of satisfying the notice requirements for requests for Advances and Section 4.10 shall be effective as of June 27, 2002. All Advances and Letters of Credit outstanding under the 1997 Credit Agreement shall constitute Advances and Letters of Credit under this Agreement and all fees and other obligations accrued under the 1997 Credit Agreement will continue to accrue and be paid under this Agreement under the terms of this Agreement. The Advances and other obligations pursuant hereto are issued in exchange and replacement for the Advances and other obligations under the 1997 Credit Agreement, shall not be a novation or satisfaction thereof and shall be entitled to the same collateral with the same priority. The Lenders acknowledge and agree that such transfers of rights and interests under the Loan Documents shall take place among the Lenders as of the Effective Date to give effect to Commitments set forth on the signature pages hereof.

SECTION 3. The Advances.

3.1 Disbursement of Advances.

(a) The Company shall give the Agent notice of its request for each Advance in substantially the form of Exhibit B hereto not later than 11:00 a.m. Chicago time (i) four Business Days prior to the date such Advance is requested to be made if such Advance is to be made as a Eurodollar Loan, (ii) five Business Days prior to the date any Letter of Credit Advance is requested to be made, and (iii) on the date such Advance is requested to be made in all other cases, which notice shall specify whether a Eurodollar Loan or Floating Rate Loan or a Letter of Credit Advance is requested and, in the case of each requested Eurodollar Loan, the Interest Period to be initially applicable to such Loan and, in the case of each Letter of Credit Advance, such information as may be necessary for the issuance thereof by the LC Issuer. The Agent, on or before 1:00 Chicago time on the same Business Day such notice is given, shall provide notice of such requested Advance to each Lender Subject to the terms and conditions of this Agreement, the proceeds of each such requested Loan shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, on the Advance Date for such Loan in an account maintained and designated by the Company at the principal office of the Agent. Subject to the terms and conditions of this Agreement, the LC Issuer shall, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit for the account of the Company. Notwithstanding anything herein to the contrary, the LC Issuer may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are unacceptable to the LC Issuer in its discretion.

(b) Each Lender, on the date any Advance in the form of a Loan is requested to be made, shall make its Pro Rata Share of such Advance available in immediately available, freely transferable, cleared funds for disbursement to the Company pursuant to the terms and conditions of this Agreement at the principal office of the Agent. Unless the Agent shall have received notice from any Lender prior to the date such Advance is requested to be made under this Section 3.1 that such Lender will not make available to the Agent such Lender's Pro Rata Share of such Advance, the Agent may assume that such Lender has made such portion available to the Agent on the date such Advance is requested to be made in accordance with this Section 3.1. If and to the extent such Lender shall not have so made such Pro Rata Share available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the Company, and such Lender and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company by the Agent until the date such amount is repaid to the Agent, at the Federal Funds Effective Rate. If such Lender shall pay such amount to the Agent together with interest, such amount so paid shall constitute a Loan by such Lender as a part of such the related Advance for purposes of this Agreement. The failure of any Lender to make its Pro Rata Share of any such Advance available to the Agent shall not relieve any other Lender of its obligations to make available its pro rata portion of such Advance on the date such Advance is requested to be made, but no Lender shall be responsible for failure of any other Lender to make such Pro Rata Share available to the Agent on the date of any such Advance.

(c) All Loans made under this Section 3.1 shall be evidenced by the Notes and all such Loans shall be due and payable and bear interest as provided in Section 4.2. Each Lender is hereby authorized by the Company to record on the schedule attached to its Note, or in its books and records, the date, amount and type of each Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of any Lender to record, or any error in recording, any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement. Subject to the terms and conditions of this Agreement, the Company may borrow Loans under this Section 3.1, prepay Loans pursuant to Section 4.1(b) and reborrow Loans under this Section 3.1.

(d) Nothing in this Agreement shall be construed to require or authorize any Lender to issue any Letter of Credit, it being recognized that the LC Issuer has the sole obligation under this Agreement to issue Letters of Credit on behalf of the Lenders, and the Commitment of each Lender with respect to Letter of Credit Advances is expressly conditioned upon the LC Issuer's performance of such obligations. Upon such issuance by the LC Issuer, each Lender shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on the amount of its Pro Rata Share. If the LC Issuer shall honor a draft or other demand for payment presented or made under any Letter of Credit, the LC Issuer shall provide notice thereof to each Lender on the date such draft or demand is honored unless the Company shall have satisfied its Reimbursement Obligation under Section 4.3 by payment to the LC Issuer on such date. Each Lender, on such date, shall make its Pro Rata Share of the amount paid by the LC Issuer available in immediately available funds at the principal office of the Agent for the account of the LC Issuer. If and to the extent such Lender shall not have made such Pro Rata Share available to the Agent, such Lender and the Company severally agree to pay to the LC Issuer forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the LC Issuer until such amount is so made available to the Agent at a per annum rate equal to the Federal Funds Effective Rate. If such Lender shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Loan by such Lender as part of the Advance disbursed in respect of the Reimbursement Obligation of the Company under Section 4.3 for purposes of this Agreement. The failure of any Lender to make its Pro Rata Share of any such amount paid by the LC Issuer available to the Agent shall not relieve any other Lender of its obligation to make available its Pro Rata Share of such amount, but no Lender shall be responsible for failure of any other Lender to make such Pro Rata Share available to the Agent.

3.2. Conditions of Advances. The obligation of the Lenders to make any Advance (including the first Advance), or any continuation or conversion under Section 3.4 is subject to the satisfaction of the following conditions precedent:

(a) Prior to or simultaneously with the first Advance hereunder, there shall have been delivered to the Agent the following documents, in form and substance satisfactory to the Agent and the Required Lenders:

(i) the favorable opinion of such counsel for the Company, as shall be approved by the Agent, with respect to the matters set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 6.10 and 6.12 hereof and such other matters as the Agent shall reasonably request, all in form and substance satisfactory to the Agent;

(ii) certified copies of such corporate documents of the Company and each Guarantor including the Company's and each Guarantor's articles of incorporation, by-laws and good standing certificates, and such documents evidencing necessary corporate action with respect to this Agreement, the Advances, the Notes and the other Loan Documents, and certifying to the incumbency of, and attesting to the genuineness of the signatures of, those officers authorized to act on behalf of the Company or such Guarantor, as the case may be, as the Agent shall request;

(iii) the Security Documents required as of the Effective Date under Section 5.1, duly executed on behalf of the Company or any Guarantor, together with evidence of the recordation, filing and other action in such jurisdictions as the Agent may deem necessary or appropriate with respect to the Security Documents;

(iv) the Notes duly executed on behalf of the Company;

(v) payment of the fees required by Section 4.4 as of the Effective Date;

(vi) environmental investigations and documents requested by the Agent, all in form and substance satisfactory to the Agent;

(vii) the Agent and the Required Lenders shall have determined the initial Borrowing Base;

(viii) evidence that the Partnerships have been properly formed and that the Company is a general partner or manager of each Partnership that owns Oil and Gas Interests included in the Company's consolidated financial statements;

(ix) duly executed copies of the Partnership Agreements, each in form and substance satisfactory to the Agent and duly certified as a true and complete copy thereof by the Company, together with evidence satisfactory to the Agent that all transactions contemplated by, and conditions precedent to, any of the foregoing agreements have been satisfied and satisfactory evidence that the Partnerships do not have aggregate outstanding Indebtedness in excess of $500,000;

(x) a reserve report with respect to all Oil and Gas Interests of the Company, each Subsidiary and each Partnership prepared by an independent engineering firm of recognized standing acceptable to the Agent using such reasonable assumptions as the Agent shall specify (including discount rates and projected hydrocarbon price assumptions) and such other reserve, geological and title information as may be requested by the Agent;

(xi) copies of all agreements relating to any material Indebtedness for borrowed money, any preferred stock, any joint ventures or partnerships, any Major Sales Contracts or any other material documents requested by the Agent;

(xii) in the case of any Letter of Credit Advance, an application for the related Letter of Credit and other related documentation requested by and acceptable to the LC Issuer appropriately completed and duly executed on behalf of the Company; and

(xiii) such other agreements, documents, conditions and certificates as reasonably requested by the Agent.

(b) The Aggregate Outstanding Credit Exposure, after giving effect to each proposed Advance does not exceed the lesser of the Aggregate Commitments or the Borrowing Base.

(c) On and as of the date of each such Advance, the representations and warranties contained in Section 6 hereof shall be true and correct as if made on such date; provided, however, that for purposes of this Section 3.2(c) the representations and warranties contained in Section 6.7 hereof shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 7.1(d)(ii) and (iii).

(d) No Default has occurred and is continuing or will exist upon the disbursement of such Advance.

3.3 Certification. Acceptance of the proceeds of any Advance hereunder by the Company shall be deemed to be a certification by the Company at such time with respect to the matters set forth in subparagraphs (b), (c) and (d) of Section 3.2.

3.4 Subsequent Elections as to Loans. The Company may elect (a) to continue a Eurodollar Loan, or a portion thereof, as a Eurodollar Loan or (b) may elect to convert a Eurodollar Loan, or a portion thereof, to a Floating Rate Loan or (c) elect to convert a Floating Rate Loan, or a portion thereof, to a Eurodollar Loan in each case by giving notice thereof to the Agent in substantially the form of Exhibit C hereto not later than 11:00 a.m. Chicago time four Business Days prior to the date any such continuation of or conversion to a Eurodollar Loan is to be effective and not later than 11:00 a.m. Chicago time one Business Day prior to the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Eurodollar Loan may only be converted on the last day of the then current Interest Period with respect to such Loan, and provided, further, if a continuation of a Loan as, or a conversion of a Loan to, a Eurodollar Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. The Agent, not later than 1:00 p.m. Chicago time on the same Business Day such notice is given, shall provide notice of such requested election to each Lender. If the Company shall not timely deliver such a notice with respect to any outstanding Eurodollar Loan, the Company shall be deemed to have elected to convert such Eurodollar Loan to a Floating Rate Loan on the last day of the then current Interest Period with respect to such Loan.

3.5 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurodollar Loan pursuant to Section 3.1, or a request for a continuation of a Eurodollar Loan as a Eurodollar Loan or a request for a conversion of a Floating Rate Loan to a Eurodollar Loan pursuant to Section 3.4, (a) in the case of any Eurodollar Loan, deposits in Dollars for periods comparable to the Interest Period elected by the Company are not available to any Lender in the London interbank market, or (b) the Eurodollar Rate will not adequately and fairly reflect the cost to any Lender of making, funding or maintaining the related Eurodollar Loan, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for, or shall limit or impair the ability of, (i) any Lender to make or fund the relevant Loan or to continue such Loan as a Loan of the then existing type or to convert a Loan to such a Loan or (ii) the Company to make or any Lender to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office specified in Section 12.2, then the Company shall not be entitled, so long as such circumstances continue, to request a Loan of the affected type pursuant to Section 3.1 or a continuation of or conversion to a Loan of the affected type pursuant to Section 3.4. In the event that such circumstances no longer exist, the Lenders shall again consider requests for Loans of the affected type pursuant to Section 3.1, and requests for continuations of and conversions to Loans of the affected type pursuant to Section 3.4.

3.6 Minimum Amounts; Limitation on Number of Loans; Etc. Except for (a) Advances which exhaust the entire remaining amount of the Commitments, and (b) payments required pursuant to Section 4.1(c) or Section 4.8, each Advance and each continuation or conversion pursuant to Section 3.4 and each prepayment thereof shall be (i) with respect to Floating Rate Loans, in integral multiples of $100,000 and (ii) with respect to Eurodollar Loans, integral multiples of $1,000,000.

SECTION 4. Payments and Prepayments; Fees.

4.1 Principal Payments.

(a) The Advances. Unless earlier payment is required under this Agreement, the Company shall pay to the Lenders the Aggregate Outstanding Credit Exposure on the Termination Date.

(b) Prepayments. The Company may from time to time prepay all or a portion of the Loans without premium or penalty, provided, however, that (i) the Company shall have given not less than one Business Day's prior written notice thereof to the Agent with respect to Floating Rate Loans and three Business Days prior written notice thereof to the Agent with respect to Eurodollar Loans, (ii) each such prepayment shall be in the minimum amount required pursuant to Section 3.6, (iii) the Company may not prepay any portion of any Loan as to which an election for a continuation of or a conversion to a Eurodollar Loan is pending pursuant to Section 3.4, and (iv) unless earlier payment is required under this Agreement, any Eurodollar Loan may only be prepaid on the last day of the then current Interest Period with respect to such Loan. Upon the giving of such notice, the aggregate principal amount of such Loan or portion thereof so specified in such notice, together with such accrued interest and other amounts, shall become due and payable on the specified prepayment date.

(c) Borrowing Base Exceeded. If it should be determined by the Agent at any time and from time to time that the principal amount of the Aggregate Outstanding Credit Exposure exceeds the Borrowing Base, the Company shall either (i) promptly provide additional collateral to the Agent, for the benefit of the Lenders, having a value and quality satisfactory to the Lenders in their sole discretion, or (ii) in addition to all payments of principal and interest required to be paid on the Notes, prepay the Notes in an amount by which, in the determination of the Agent, such aggregate principal amount outstanding exceeds the Borrowing Base, which payment shall be made either (A) in full within thirty (30) days after demand by the Agent, or (B) in three (3) equal monthly installments, commencing on the date of demand for payment by the Agent, provided, that, the entire amount of such excess must be repaid prior to the next scheduled determination date of the Borrowing Base pursuant to Section 2.6. If any such prepayment would be in excess of the outstanding amount of the Loans, the Company shall deliver cash collateral to the Agent to secure the outstanding Letters of Credit in the amount of such excess which is greater than the outstanding Loans and the Company hereby grants to the Agent a first priority lien and security interest in such collateral, and all such cash collateral shall be under the sole and exclusive control of the Agent. All determinations made pursuant to this Section 4.1(c) shall be made by the Agent and shall be conclusively binding on the parties.

(d) In addition to all other payments required hereunder, the Company shall prepay the Aggregate Outstanding Credit Exposure by an amount equal to 100% of the Release Price from any sale or other disposition of any Borrowing Base Properties with the prior consent of the Required Lenders. Upon the sale of any Borrowing Base Properties, the Borrowing Base shall be automatically and immediately reduced in an amount equal to the Release Price for such Borrowing Base Properties.

4.2 Interest Payments. The Company shall pay interest to the Lenders on the unpaid principal amount of each Loan, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

(a) During such periods that such Loan is a Floating Rate Loan, the Floating Rate.

(b) During such periods that such Loan is a Eurodollar Loan, the Eurodollar Rate applicable to such Loan for each related Interest Period.

Notwithstanding the foregoing paragraphs (a) and (b), the Company hereby agrees to pay interest on demand by the Agent at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) upon and during the continuance of any Default, if required in writing by the Required Lenders.

4.3 Letter of Credit Reimbursement Payments.

(a) (i) The Company agrees to pay to the LC Issuer, on the day on which the LC Issuer shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the LC Issuer in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the LC Issuer relative thereto. Unless the Company shall have made such payment to the LC Issuer on such day, upon each such payment by the LC Issuer, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Loan bearing interest at the Floating Rate for the account of the Lenders in an amount equal to the amount so paid by the LC Issuer in respect of such draft or other demand under such Letter of Credit. Such Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Section 3 hereof and, to the extent of the Loan so disbursed, the reimbursement obligation of the Company under this Section 4.3 shall be deemed satisfied; provided, however, that nothing in this Section 4.3 shall be deemed to constitute a waiver of any Default or Event of Default caused by the failure to the conditions for disbursement or otherwise.

(ii) If, for any reason (including without limitation as a result of the occurrence of an Event of Default with respect to the Company pursuant to Section 8.1(g)), Floating Rate Loans may not be made by the Lenders as described in Section 4.3(a)(i), then (A) the Company agrees that each reimbursement amount not paid pursuant to the first sentence of Section 4.3(a)(i) shall bear interest, payable on demand by the Agent, at the interest rate then applicable to Floating Rate Loans and (B) effective on the date each such Floating Rate Loan would otherwise have been made, each Lender severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default, in lieu of deemed disbursement of loans, to the extent of such Lender's Commitment, purchase a participating interest in each reimbursement amount. Each Lender will immediately transfer to the Agent, in same day funds, the amount of its participation. Each Lender shall share on a pro rata basis (calculated by reference to its Commitment) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Lender shall not have so made the amount of such participating interest available to the Agent, such Lender and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at (x) in the case of the Company, the interest rate then applicable to Floating Rate Loans and (y) in the case of such Lender, the Federal Funds Effective Rate.

(b) The reimbursement obligation of the Company under this Section 4.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until the Aggregate Outstanding Credit Exposure hereunder shall have been satisfied, and such obligations of the Company shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

(i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

(ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

(iii) The existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the LC Issuer, the Agent, any Lender or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) Payment by the LC Issuer to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(vi) Any failure, omission, delay or lack on the part of the LC Issuer, the Agent or any Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the LC Issuer, the Agent or any Lender or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the LC Issuer, the Agent or any Lender or any such party;

(vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 4.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the LC Issuer, the Agent or any Lender.

4.4 Fees. (a) The Company agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a commitment fee computed at the Applicable Fee Rate on the daily average Available Aggregate Commitment, for the period from the Effective Date until the Termination Date. This fee shall be paid quarterly in arrears, on the last Business Day of each January, April, July, and October and on the Termination Date, commencing on such date after the Effective Date.

(b) The Company agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a facility fee each time the Lenders increase the amount of the Borrowing Base pursuant to Section 2.6 of this Agreement, which facility fee shall be computed at the rate of one-quarter of one percent (0.25%) of the amount by which the Lenders increase the amount of the Borrowing Base and shall be due and payable on the effective date of such increase.

(c) On or before the date of issuance of any Letter of Credit, the Company agrees to pay to the Agent for the account of the Lenders ratably in accordance with their respective Pro Rata Shares a fee computed at the rate per annum equal to the Applicable Margin for Eurodollar Loans in effect from time to time of the maximum amount available to be drawn from time to time under such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of Credit. Notwithstanding the foregoing, the Company hereby agrees to pay such Letter of Credit fees on demand by the Agent at the Overdue Rate upon and during the continuance of any Default, if required in writing by the Required Lenders. Such fees are nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Company further agrees to pay to the LC Issuer for its own account (x) at the time of issuance of each Letter of Credit, a fronting fee of 0.125% per annum on the maximum amount available to be drawn from time to time under such Letter of Credit, and (y) on demand, such other customary administrative fees, charges and expenses of the LC Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d) The Company agrees to pay to the Agent engineering fees as may be agreed from time to time between the Company and the Agent.

(e) The Company agrees to pay to the Agent and the Arranger such fees for their services as Agent and Arranger pursuant to Section 10.13.

4.5 Payment Method. (a) All payments to be made by the Company hereunder will be made in Dollars and in immediately available funds to the Agent for the account of the Lenders at the principal office of the Agent not later than 11:00 a.m. Chicago time on the date on which such payment shall become due. Payments received after 11:00 a.m. Chicago time shall be deemed to be payments made prior to 11:00 a.m. Chicago time on the next succeeding Business Day. At the time of making each such payment, the Company shall specify to the Agent that obligation of the Company hereunder to which such payment is to be applied, or, in the event that the Company fails to so specify or if an Event of Default shall have occurred and be continuing, the Agent may apply such payments as it may determine in its sole discretion.

(b) On the day such payments are deemed received, the Agent shall remit to the Lenders their Pro Rata Shares of such payments in immediately available funds to the Lenders at their respective address in the United States specified for notices pursuant to Section 12.2.

4.6 Taxes. (i) All payments by the Company to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Company shall make such deductions, (c) the Company shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Company shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Company hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

(iii) The Company hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 4.6) paid by the Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 4.11.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 4.6 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Company shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 4.6(vii) shall survive the payment of the Obligations and termination of this Agreement.

4.7 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan outstanding hereunder or any other amount due hereunder, becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

4.8 Additional Costs.

(a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender, the Agent or the LC Issuer, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender, the Agent or the LC Issuer with any guideline, request or directive of any such authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by any Lender, the Agent or the LC Issuer or any corporation controlling any Lender, the Agent or the LC Issuer and any Lender, the Agent or the LC Issuer determines that the amount of such capital is increased by or based upon the existence of such Lender's, the Agent's or the LC Issuer's obligations hereunder and such increase has the effect of reducing the rate of return on such Lender's, the Agent's or the LC Issuer's capital as a consequence of its obligations hereunder to a level below that which such Lender, the Agent or the LC Issuer could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender, the Agent or the LC Issuer to be material, then the Company shall pay to such Lender, the Agent or the LC Issuer, as the case may be, from time to time, upon request by such Lender, the Agent or the LC Issuer, additional amounts sufficient to compensate such Lender, the Agent or the LC Issuer for any increase in the amount of capital and reduced rate of return which such Lender, the agent or the LC Issuer reasonably determines to be allocable to the existence of the such Lender's, the Agent's or the LC Issuer's obligations hereunder.

(b) In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender, the Agent or the LC Issuer, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender, the Agent or the LC Issuer with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to any Lender, the Agent or the LC Issuer of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of any Lender, the Agent or the LC Issuer, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which any Lender, the Agent or the LC Issuer has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender, the Agent or the LC Issuer, or (iii) shall impose any other condition with respect to this Agreement, the Commitment, the Notes, the Loans, or any Letter of Credit, and the result of any of the foregoing is to increase the cost to any Lender, the Agent or the LC Issuer of making, funding or maintaining any Eurodollar Loan or any Letter of Credit or to reduce the amount of any sum receivable by any Lender, the Agent or the LC Issuer thereon, then the Company shall pay to such Lender, the Agent or the LC Issuer, as the case may be, from time to time, upon request by such Lender, the Agent or the LC Issuer additional amounts sufficient to compensate such Lender, the Agent or the LC Issuer, as the case may be, for such increased cost or reduced sum receivable to the extent, in the case of any Eurodollar Loan, such Lender or the Agent is not compensated therefor in the computation of the interest rate applicable to such Eurodollar Loan.

4.9 Illegality and Impossibility. In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, (a) shall make it unlawful or impossible for any Lender to maintain any Loan under this Agreement, (b) shall make it impracticable, unlawful or impossible for, or shall in any way limit or impair ability of, the Company to make or any Lender to receive any payment under this Agreement at the place specified for payment hereunder, the Company shall upon receipt of notice thereof from such Lender, repay in full the then outstanding principal amount of each Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to such Lender under Section 4.10, (i) on the last day of the then current Interest Period applicable to such Loan if such Lender may lawfully continue to maintain such Loan to such day, or (ii) immediately if such Lender may not continue to maintain such Loan to such day.

4.10 Indemnification. If the Company makes any payment of principal with respect to any Eurodollar Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 4.1(c), Section 4.9, Section 8.2 or otherwise), or if the Company fails to borrow any Eurodollar Loan after notice has been given to the Agent in accordance with Section 3.1(a), or if the Company fails to make any payment of principal or interest in respect of a Eurodollar Loan when due, the Company shall reimburse each Lender on demand for any resulting loss or expense incurred by such Lender, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not such Lender shall have funded or committed to fund such Loan.

4.11 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Company to such Lender under Sections 4.6 and 4.8 or to avoid the unavailability of Eurodollar Advances under Section 4.9, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Agent) as to the amount due, if any, under Section 4.6, 4.8 or 4.10. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Company under Sections 4.6, 4.8 and 4.10 shall survive payment of the Obligations and termination of this Agreement.

SECTION 5. Security.

5.1 Security Documents. To secure all Secured Obligations, the Company shall:

(a) Execute and deliver to the Agent and the Lenders, on or before the Effective Date, such indentures of mortgage, deeds of trust, security agreements, financing statements and assignments of production and other agreements, including, without limitation, the Deeds of Trust, or assignments and amendments to any of the foregoing (as amended or modified from time to time, the "Mortgages"), in form and substance satisfactory to the Agent, granting the Agent, for the benefit of the Agent, the LC Issuer and the Lenders, a first-priority, perfected and enforceable lien and security interest, subject only to the Permitted Liens, in so much of the following (collectively, with all other assets described in Section 5.1(c), the "Collateral") as can be reasonably identified and covered by Mortgages prior to the Effective Date: all Oil and Gas Interests of the Company and each Guarantor, whether now owned or hereafter acquired, including without limitation all leasehold, royalty, fee and mineral interests and all other rights in connection therewith, and all interests in machinery, equipment, materials, improvements, hereditaments, appurtenances and other property, real, personal and/or mixed, now or hereafter a part of or obtained in or used in connection with such properties, including, without limitation, all interests of the Company and each Guarantor in and to any and all Hydrocarbons and other minerals now in storage or now or hereafter located in, under, on or produced from, such properties or otherwise and an assignment of production from such properties to the Agent, for the benefit of the Agent, the LC Issuer and the Lenders.

(b) Cause to be executed and delivered to the Agent, on or before the Effective Date, the Guaranties executed by each Guarantor, in form and substance satisfactory to the Agent.

(c) Execute and deliver to the Agent, on or before the Effective Date, the Security Agreement, Pledge of Partnership Interests, financing statements and other agreements, or assignments and amendments of any of the foregoing (all of the foregoing, together with the Mortgages, the Guaranties and any other security or other collateral documents delivered from time to time pursuant to this Agreement, as amended or modified from time to time, the "Security Documents"), in form and substance satisfactory to the Agent, granting to the Agent, for the benefit of the Agent, the LC Issuer and the Lenders, a first-priority, perfected and enforceable lien and security interest, subject only to the Permitted Liens, in all other assets, whether real, personal or mixed, and whether now owned or hereafter existing and wherever located, of the Company, including, without limitation, a pledge by the Company and each Subsidiary of 100% of their respective ownership interest in each present and future Partnership.

(d) Execute and deliver to the Agent and the Lenders, on or before December 31, 2002, such additional Mortgages, in form and substance satisfactory to the Agent, granting the Agent, for the benefit of the Agent, the LC Issuer and the Lenders, a first-priority, perfected and enforceable lien and security interest, subject only to the Permitted Liens, in, and an assignment of production from such properties to the Agent, for the benefit of the Agent, the LC Issuer and the Lenders, such additional Oil and Gas Interests of the Company and each Guarantor, whether now owned or hereafter acquired, including without limitation all leasehold, royalty, fee and mineral interests and all other rights in connection therewith, and all interests in machinery, equipment, materials, improvements, hereditaments, appurtenances and other property, real, personal and/or mixed, now or hereafter a part of or obtained in or used in connection with such properties, including, without limitation, all interests of the Company and each Guarantor in and to any and all Hydrocarbons and other minerals now in storage or now or hereafter located in, under, on or produced from, such properties or otherwise, as shall be necessary to cause the aggregate value (based on the value assigned to each Borrowing Base Property as part of the most recent determination of the Borrowing Base) of the Borrowing Base Properties owned by the Company and the Guarantors that are subject to a Mortgage to be no less than such percentage of the Borrowing Base (the "Required Mortgaged Property Percentage") as shall be specified by the Agent with the approval of the Required Lenders after the completion of a post-closing review of the Borrowing Base Properties. The Company shall also deliver to the Agent from time to time hereafter such information and reports with respect to the Borrowing Base Properties as may be requested by the Agent in connection with such post-closing review. Upon the completion of such review, the Required Mortgaged Property Percentage will be determined by the Agent and each of the Lenders in its sole discretion based upon such factors as it in its sole discretion deems significant.

(e) Deliver to the Agent, on or before December 31, 2002, acceptable evidence, including without limitation such opinions of counsel and such title opinions or other acceptable title information as may be required by and acceptable to the Agent ("Acceptable Evidence of Title"), of the title of the Company and the Guarantors and the first-priority of the Agent's liens and security interests under the Security Documents, subject only to Permitted Liens, with respect to such Borrowing Base Properties owned by the Company and the Guarantors as shall be sufficient to cause the aggregate value (based on the value assigned to each Borrowing Base Property as part of the most recent determination of the Borrowing Base) of the Borrowing Base Properties owned by the Company and the Guarantors for which Acceptable Evidence of Title has been delivered to the Agent to be no less than such percentage of the Borrowing Base (the "Required Title Percentage") as shall be specified by the Agent with the approval of the Required Lenders after the completion of the post-closing review of the Borrowing Base Properties referred to in Section 5.1(d) above. The Required Title Percentage will be determined by the Agent and each of the Lenders in its sole discretion based upon such factors as it in its sole discretion deems significant.

5.2 Additional Security Documents. If at any time requested by the Agent, the Company shall from time to time:

(i) Execute and deliver such additional documents, and shall take such other action, as the Agent may reasonably consider necessary or proper to evidence or perfect the liens and security interests described in Section 5.1 hereof.

(ii) Execute and deliver to the Agent such additional Mortgages with respect to such Borrowing Base Properties owned by the Company and the Guarantors as may from time to time be necessary to cause the aggregate value (based on the value assigned to each Borrowing Base Property as part of the most recent determination of the Borrowing Base) of the Borrowing Base Properties owned by the Company and the Guarantors that are subject to a Mortgage to be no less than the Required Mortgaged Property Percentage of the Borrowing Base from time to time in effect.

(iii) Deliver to the Agent such additional Acceptable Evidence of Title with respect to such Borrowing Base Properties owned by the Company and the Guarantors as may from time to time be necessary to cause the aggregate value (based on the value assigned to each Borrowing Base Property as part of the most recent determination of the Borrowing Base) of the Borrowing Base Properties owned by the Company and the Guarantors for which Acceptable Evidence of Title has been delivered to the Agent to be no less than the Required Title Percentage of the Borrowing Base from time to time in effect.

SECTION 6. Representations and Warranties.

The Company and the Guarantors each represents and warrants to the Lenders, the LC Issuer and the Agent that:

6.1 Corporate Existence and Power. Each of the Company and the Guarantors is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified to do business and in good standing in each additional jurisdiction where such qualification is necessary under applicable law. Each of the Company and the Guarantors has all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the other Loan Documents to which it is a party and to engage in the transactions contemplated by this Agreement, the Notes and the other Loan Documents.

6.2 Corporate Authority. The execution, delivery and performance by the Company and each Guarantor of this Agreement and the other Loan Documents, as applicable, are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's or such Guarantor's charter or by-laws, or of any contract or undertaking to which it is a party or by which the Company or any Guarantor or any of their property may be bound or affected.

6.3 Binding Effect. This Agreement is, and the other Loan Documents to which the Company or any Guarantor is a party when delivered hereunder will be, legal, valid and binding obligations of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

6.4 Subsidiaries. Schedule 6.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership of each Subsidiary of the Company and each Guarantor. All Subsidiaries of the Company and the Guarantors are duly organized, validly existing and in good standing under the laws of their jurisdictions of incorporation and are duly qualified to do business in each jurisdiction where such qualification is or may be necessary under applicable law. All outstanding shares of capital stock of each class of each Subsidiary of the Company and the Guarantors have been and will be validly issued and are and will be fully paid and nonassessable and are and will be owned, beneficially and of record, by the Company or a Guarantor, free and clear of any Liens.

6.5 Liens. The properties of the Company and the Guarantors (including without limitation the Collateral) are not subject to any Lien except Permitted Liens.

6.6 Litigation. There is no action, suit or proceeding pending or, to the best of its knowledge, threatened or contemplated against or affecting the Company or any Guarantor before or by any court, governmental authority, or arbitrator which if adversely decided might result, either individually or collectively, in any material adverse change in the business, property, operations or conditions, financial or otherwise, of the Company or any Guarantor or any of their Subsidiaries and, to the best of the Company's and the Guarantors' knowledge, there is no basis for any such action, suit or proceeding.

6.7 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income and cash flow of the Company and its Subsidiaries for the fiscal year ended December 31, 2001 and reported on by KPMG Peat Marwick LLP and the interim consolidated balance sheet and interim consolidated statements of income and cash flow of the Company and its Subsidiaries, as of or for the three-month period ended on March 31, 2002, contained in the Company's most recent Form 10-Q, copies of which have been furnished to the Lenders, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to Section 7.1(d) will fairly present, the consolidated financial position of the Company and its Subsidiaries and is at their respective dates thereof, the consolidated results of operations of the Company and its Subsidiaries for their respective periods indicated, all in accordance with GAAP consistently applied. There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries since December 31, 2001. There is no material Contingent Liability of the Company or any of its Subsidiaries that is not reflected in such financial statements or in the notes thereto.

6.8 Use of Advances.  The Company will use the Advances to refinance and replace the obligations under the 1997 Credit Agreement, to provide funds for the exploration, development and/or acquisition of oil and gas properties and for working capital and other general corporate purposes. Neither the Company nor any Guarantor extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of the Advances, such margin stock will not constitute more than 25% of the value of the assets that are subject to any provisions of this Agreement or any Security Document that may cause the Advances to be secured, directly or indirectly by margin stock.

6.9 Security Documents. The Security Documents create a valid and enforceable first-priority lien on and perfected security interest in all right, title and interest of the Company and each Guarantor in and to the Collateral described therein, securing all amounts intended to be secured thereby (including without limitation all principal of and interest on the Notes) subject only to the Permitted Liens. The respective net revenue interests of the Company and each Guarantor in and to the Oil and Gas Interests as set forth in the Security Documents, are true and correct and accurately reflect the interests to which the Company and each Guarantor is legally entitled subject only to the Permitted Liens.

6.10 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of it, is required on the part of it in connection with the execution, delivery and performance of this Agreement the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or any of the other Loan Documents.

6.11 Taxes. The Company and the Guarantors have each filed all tax returns (federal, state and local) required to be filed and have each paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their books and records for payment thereof.

6.12 Title to Properties. The Company or a Guarantor has good and marketable title to, and a valid indefeasible ownership interest in, all of their properties and assets (including, without limitation, the Collateral subject to the Security Documents) free and clear of any Lien except the Permitted Liens, and the Company is the owner of all the Collateral described in the Security Documents to which it is a party. All wells on any of the mortgaged premises or of any Partnership have been drilled, operated, shut-in, abandoned or suspended in accordance with good oil and gas field practices and in compliance with all applicable laws, permits, statutes, orders, licenses, rules and regulations. None of the Oil and Gas Interests of the Company, any Guarantor or of any Partnership is burdened with any rights of first refusal or any other rights that would restrict the sale of the property or the transfer of good title to any such property. All leases with respect to any Oil and Gas Interests owned by the Company, any Guarantor or any Partnership are in good standing and are in full force and effect, all royalties, rents, taxes, assessments and other payments thereunder or with respect thereto have been properly and timely paid and all conditions necessary to keep such leases in full force have been fully performed.

6.13 ERISA.  The Company, the Guarantors, their respective Subsidiaries and their Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No prohibited transaction (as defined in Section 406 of ERISA and Section 9975 of the Code) and no Reportable Event has occurred with respect to any Plan. None of the Company, any of the Guarantors, any of their Subsidiaries nor any of their ERISA Affiliates is an employer with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). The Company, the Guarantors, their Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. There is no unfunded benefit liability with respect to any Plan.

6.14 Environmental and Safety Matters. The Company, the Guarantors and the Partnerships are each in substantial compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Environmental Laws in jurisdictions in which it owns any interest in or operates, a well, a facility or site, or arranges for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts for transporting any hazardous substances, solid waste, or other wastes, or holds any interest in real property or otherwise. No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any Environmental Law is pending or threatened against the Company, any Guarantor or any of the Partnerships, any real property in which the Company, any Guarantor or any of the Partnerships holds or has held an interest or any past or present operation of the Company, any Guarantor or any of the Partnerships. None of the Company, any Guarantor nor any of the Partnerships (a) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (b) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Law, or (c) knows of any basis for any such investigation, notice or violation.  No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any real property in which the Company, any Guarantor or any of the Partnerships holds any interest or performs any of its operations, in violation of any Environmental Law.

6.15 Solvency.  Each of the following is true for the Company, the Guarantors and their respective Subsidiaries on a consolidated basis: (a) the fair saleable value of their property is (i) greater than the total amount of their liabilities (including contingent liabilities), and (ii) greater than the amount that would be required to pay its probable aggregate liability on their then existing debts as they become absolute and matured; (b) their property is not unreasonable in relation to their business or any contemplated or undertaken transaction; and (c) they do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they become due.

6.16 Disclosure. This Agreement and all other documents, certificates, reports or statements or other information furnished to the Agent or any Lender in writing by or on behalf of the Company or any Guarantor in connection with the negotiation or administration of this Agreement or any transactions contemplated hereby when read together do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company or any Guarantor which materially and adversely affects, or which in the future may (so far as the Company or any Guarantor can now foresee) materially and adversely affect, the business, properties, operations or condition, financial or otherwise, of the Company, any Guarantor or any of their Subsidiaries (except for any economic conditions which affect generally the industry in which the Company, the Guarantors and their Subsidiaries conduct business), which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Agent and the Lenders by or on behalf of the Company or any Guarantor in connection with the transactions contemplated hereby.

6.17 Partnerships. Schedule 6.17 hereto, as updated by the Company from time to time, lists all the Partnerships and the ownership interest of the Company in each Partnership. Each Partnership is duly organized and validly existing under the jurisdiction of its organization, there is no default or other breach under any Partnership Agreement and the Company has fully complied with all of its obligations thereunder. Each Partnership meets all of the requirements included in the definition of Partnership.

SECTION 7. Covenants.

7.1 Affirmative Covenants. Each of the Company and the Guarantors covenants and agrees that, until the Termination Date and thereafter until the payment in full of the Secured Obligations and expiration of this Agreement unless the Required Lenders shall otherwise consent in writing, it shall, and shall cause each of its Subsidiaries and Partnerships to:

(a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and each Partnership's legal existence, and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its and each Partnership's businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

(b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its or any Partnership's income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on its books and records.

(c) Maintenance of Partnerships, Properties, Insurance. Maintain, preserve and protect all property that is material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, extensions, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; comply with all applicable permits, statutes, laws, orders, licenses, rules and regulations relating to the Oil and Gas Interests owned by it and ensure that all wells and other properties operated by it (either for itself or as a general partner) are operated in accordance with good oil and gas field practices; comply with all of its duties and obligations under each Partnership Agreement to which it is a party and take all actions to maintain all leases and other rights in full force and effect; and, in addition to that insurance required under the Security Documents, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Agent for purposes of assuring compliance with this Section 7.1(c).

(d) Reporting Requirements. Furnish to the Lenders and the Agent, in form and substance satisfactory to the Lenders and the Agent, the following:

(i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Default, (B) the commencement of any material litigation against, by or affecting the Company or any Guarantor and, upon request by the Agent, any material developments therein, or (C) entering into any material contract or undertaking by the Company or any Guarantor that is not entered into in the ordinary course of business, (D) any development in the business or affairs of the Company or any Guarantor which has resulted in or which is likely in the reasonable judgment of the Company or such Guarantor, to result in a material adverse change in the business, properties, operations or condition, financial or otherwise of the Company or such Guarantor or any Subsidiary or (E) default, breach or termination of any lease or (F) any Reportable Event under, or the institution of steps by the Company, any Guarantor or any Subsidiary to withdraw from, or the institution of any steps to terminate, any Plan, a statement of the chief financial officer of the Company or such Guarantor setting forth details of such Default or such event or condition or such litigation and the action which the Company or such Guarantor or such Subsidiary has taken and proposes to take with respect thereto;

(ii) As soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated and consolidating statements of income and cash flow for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by an appropriate officer of the Company as having been prepared in accordance with GAAP, together with a certificate of the chief financial officer of the Company stating (A) that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 7.2 (a), (b), (c), (d), (e) and (f) hereof is in conformity with the terms of this Agreement;

(iii) As soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries for the fiscal year and related statements of income and cash flow with a customary audit report thereon by KPMG Peat Marwick LLP or other independent certified public accountants selected by the Company and acceptable to the Lenders, without qualifications unacceptable to the Lenders together with a certificate of such accountants stating that they have reviewed this Agreement and stating further that in making their review in accordance with GAAP nothing came to their attention that made them believe that any Default exists, or if their examination has disclosed the existence of any Default, specifying the nature, period of existence and status thereof;

(iv) (A) For each privately-held Partnership, upon the request of the Agent or any Lender, promptly after the sending or filing thereof, copies of all tax returns which such Partnership sends to or files with any federal, state or local government of the United States of America, and (B) for each publicly-held Partnership, upon the request of the Agent, as soon as available and in any event within 120 days after the end of each fiscal year of such Partnership, a copy of the consolidated balance sheet of such Partnership for the fiscal year, and the related statements of income and cash flow of such Partnership for such fiscal year, with a customary audit report thereon by KPMG Peat Marwick LLP or other independent certified public accountants selected by such Partnership and acceptable to the Lenders, without qualifications unacceptable to the Lenders;

(v) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof including, without limitation, quarterly Form 10-Qs of the Company filed with the Securities and Exchange Commission;

(vi) If requested by the Agent for such fiscal quarter, as soon as possible and in any event within 30 days of the end of each fiscal quarter of the Company, a schedule of all cash receipts and other payments received with respect to any Oil and Gas Interest of the Company, any Partnership or any Subsidiary and as soon as possible and in any event within 45 days after the end of each fiscal quarter of the Company, a schedule of all oil, gas, and other mineral production attributable to the Oil and Gas Interests of the Company, any Partnership or any Subsidiary;

(vii) Promptly, all title or other information received after the Effective Date by the Company which discloses any material defect in the title to any asset included in the Borrowing Base;

(viii) As soon as available but in any event by April 1 and October 1 of each year, a reserve report with respect to all Oil and Gas Interests of the Company, each Partnership and each Subsidiary, which reserve report shall be prepared at least once every 12 months by an independent engineering firm of recognized standing acceptable to the Agent and otherwise may be prepared internally by the Company, in each case using reasonable assumptions as the Agent may specify (including discount rates and projected hydrocarbon price assumptions);

(ix) Promptly, upon the request of the Agent, reserve reports prepared by an independent engineering firm of recognized standing acceptable to the Agent with respect to any Oil and Gas Interest of the Company, any Partnership or any Subsidiary for which there is any significant variance between (A) the information for such Oil and Gas Interest on any reserve reports furnished by the Company pursuant to Section 7.1(d)(viii) or otherwise and (B) prior reserve reports or other information received by the Agent with respect to such Oil and Gas Interest;

(x) As soon as possible and in any event within 15 days after the date of execution thereof, copies of (A) any amendment of any Major Sales Contract, and (B) any Major Sales Contract entered into after the Effective Date;

(xi) Promptly and in any event within 15 days after becoming aware of the occurrence of any material breach or default under, or repudiation or termination of, any Major Sales Contract, notice of such event;

(xii) From time to time upon, and within 10 days of, request by the Agent a report describing all insurance with respect to the Company and its Subsidiaries or any of their respective property or assets as of the end of such fiscal year, including, without limitation, liability, casualty, and business interruption (including product liability), insurance, in form and detail satisfactory to the Agent, certified as true and correct by the chief financial officer of the Company or such Subsidiary, as the case may be;

(xiii) Promptly and in any event within 10 calendar days after receiving or becoming aware thereof, (A) a copy of any notice of intent to terminate any Plan filed with the PBGC, (B) a statement of the chief financial officer of the Company setting forth the details of the occurrence of any Reportable Event with respect to any Plan, (C) a copy of any notice the Company, any Guarantor, any of their Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, or (D) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or Section 302(f) of ERISA with respect to a Plan;

(xiv) If received, promptly and in any event within 10 days after receipt, a copy of any management letter or comparable analysis prepared by the auditors for the Company or any of its Subsidiaries;

(xv) As soon as available and in any event within 120 days after the end of each fiscal year of the Company, an annual report and certificate, in form and detail satisfactory to the Agent, (A) identifying the owner of each Oil and Gas Interest (whether owned by the Company, a Guarantor or a Partnership, and identifying the Partnership), (B) valuing each Oil and Gas Interest in accordance with the Company's SEC reporting requirements, and (C) updating Schedule 6.17; and

(xvi) Promptly, such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company, any Guarantor, any Partnership and any Subsidiary, including, without limitation, geological and engineering data of the Company and any title work with respect to any Oil and Gas Interests of the Company as the Agent or any Lender may from time to time reasonably request.

(e) Access to Records, Books, Etc. At any reasonable time and from time to time, permit any Lender or the Agent or any agents or representatives thereof, at the Company's own expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company, any Guarantor, any Partnership and any Subsidiary and to discuss the affairs, finances and accounts of the Company and the Guarantors with their officers and employees. Without limiting the foregoing, the Company agrees that at any reasonable time and from time to time, the Company will permit the Agent or any agents or representations thereof to inspect all opinions with respect to title and other material work received by the Company with respect to any asset included in the Borrowing Base.

(f) Additional Security and Collateral. Promptly (i) execute and deliver additional Security Documents, within 5 days after request therefor by the Agent, sufficient to grant to the Agent for the benefit of the Lenders liens and security interests in any after acquired property to the extent required under Section 5.1 or 5.2, and (ii) cause each person becoming a Subsidiary of the Company from time to time to execute and deliver to the Agent, within 5 days after such person becomes a Subsidiary, a Guaranty and related Security Documents, together with other related documents, sufficient to grant to the Agent liens and security interests in all collateral of the type described in Section 5.1 or 5.2. The Company shall notify the Agent, within 10 days after the occurrence thereof, of the acquisition of any property by the Company that is not subject to the existing Security Documents, any persons becoming a Subsidiary and any other event or condition that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of the Agent with respect to such property pursuant to the Security Documents.

(g) Further Assurances. Will execute and deliver within 30 days after request therefor by the Agent, all further instruments and documents and take all further action that may be necessary or desirable, or that the Agent may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Agent and the Lenders under, this Agreement, the Notes and the Security Documents, including without limitation causing each lessor of real property to the Company or any Subsidiary to execute and deliver to the Agent, prior to or upon the commencement of any tenancy, an agreement in form and substance acceptable to the Agent duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Security Documents and agreeing to permit the Agent to enter such premises in connection therewith.

(h) Operating Accounts. Maintain all operating accounts of the Company, its Subsidiaries and the Partnerships with the Agent for the purpose of depositing all proceeds from all oil and gas sales received from the collateral under the Security Documents, and the Company shall not, and shall not allow any Subsidiary or any Partnership to, redirect the payment of any such proceeds without the prior written consent of the Agent.

7.2 Negative Covenants. Until payment in full of the Secured Obligations and the expiration of this Agreement, the Company and the Guarantors each agrees that, unless the Required Lenders shall otherwise consent in writing, it shall not, and shall not permit any Subsidiary or Partnership to:

(a) Tangible Net Worth. Permit or suffer the Consolidated Tangible Net Worth of the Company and its Subsidiaries at any time to be less than the sum of (i) $82,200,000 plus (ii) 50% of the Consolidated Net Income of the Company and it Subsidiaries for each fiscal quarter of the Company ending thereafter, to be added as of the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2002 provided that if the Consolidated Net Income of the Company and its Subsidiaries is negative in any fiscal quarter, the amount added for such fiscal quarter shall be zero, plus (iii) 100% of the proceeds of any sale of equity of the Company, minus (iv) the aggregate amount of any non-cash write-downs under FASB 19, 144 and 133.

(b) Current Ratio. Permit or suffer the ratio of Consolidated Current Ratio of the Company and its Subsidiaries at any time to be less than 1.0 to 1.0.

(c) Leverage Ratio. Permit or suffer, as of the last day of any fiscal quarter of the Company, the ratio of (i) Consolidated Funded Indebtedness of the Company and its Subsidiaries to (ii) Consolidated EBITDA of the Company and its Subsidiaries for the then most-recently ended four fiscal quarters to be greater than 2.5 to 1.0, calculated on a consolidated basis for the Company and its Subsidiaries.

(d) Partnership Debt and Liens. Permit or suffer the Partnership Debt to be greater than $500,000 at any time or permit or suffer any Partnership to create, incur or suffer to exist, any Lien to exist on any assets, rights, revenues or property, real, personal or mixed, tangible or intangible, other than Liens of the type described in Section 7.2(f)(ii).

(e) Indebtedness. Create, incur, assume, guaranty or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

(i) The Advances;

(ii) The Indebtedness described in the financial statements referred to in Section 6.7, having the same terms as those existing on the Effective Date, but no increase in the amount thereof shall be permitted;

(iii) Other Indebtedness in aggregate outstanding amount not to exceed $1,000,000.

(f) Liens. Create, incur or suffer to exist, any Lien to exist on any assets, rights, revenues or property, real, personal or mixed, tangible or intangible, other than:

(i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

(ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a material adverse effect on the business or operations of the Company or any Guarantor and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or such Guarantor is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen, operators and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or such Guarantor, or surety, customs or appeal bonds to which the Company or such Guarantor is a party;

(iii) Liens created pursuant to the Security Documents and Liens expressly permitted by the Security Documents; and

(iv) Each Lien described on Schedule 7.2(f) hereto may be suffered to exist upon the same terms as those existing on the date hereof, but no modification, extension or renewal thereof shall be permitted.

(g) Merger; Acquisitions; Etc.  Purchase or otherwise acquire, whether in one or a series of transactions, unless the Required Lenders shall otherwise consent in writing, all or any substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or any substantial portion of the capital stock of or other ownership interest in any other person; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person other than a joint venture or similar arrangement in connection with oil and gas drilling ventures, oil and gas leases or otherwise in connection with oil and gas properties.

(h) Disposition of Assets; Etc. Without the prior written consent of the Required Lenders, sell, lease, license, transfer, assign or otherwise dispose of or impair the value of any Collateral or any of its other business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than, if no Default has occurred or would be caused thereby, sales of assets in aggregate amount not to exceed $2,500,000 in any twelve month period, provided, that, any sale of any Borrowing Base Property shall require the prior written consent of the Required Lenders.

(i) Nature of Business. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those in which it is engaged on the date of this Agreement.

(j) Investments, Loans and Advances, Contingent Liabilities. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; nor enter into any new lease, capital or operating, after the date hereof; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person, other than loans and advances, which together with Indebtedness allowed under Section 7.2(e)(iii), shall not exceed $2,000,000 in aggregate amount; nor incur any Contingent Liability.

(k) Dividends.  Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, repurchase, defeasance, conversion, retirement or other acquisition, directly or indirectly, of any shares of its capital stock in excess of 50% of the Company's Net Income for the current fiscal year, provided, however, that no such payment shall be made if before and after the payment of such cash dividend, a Default shall have occurred and be continuing. For purposes of this Section 7.2(k), "capital stock" shall include capital stock (preferred, common or other) and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

(l) Transactions with Affiliates.  Enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's, such Guarantor's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company, such Guarantor or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person other than an Affiliate.

(m) Inconsistent Agreements. Enter into any agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by the Company, any Guarantor or any of their Subsidiaries of their obligations in connection therewith.

(n) Partnership Agreements. Amend, modify, supplement, terminate or otherwise modify any Partnership Document, or otherwise take or omit to take any action which could impair any rights or assets of the Company or any Partnership, whether in connection therewith or otherwise.

(o) Negative Pledge Limitation. Enter into, or allow any Partnership to enter into, any agreement, including without limitation any amendments to existing agreements, with any Person other than the Lenders pursuant hereto, which prohibits or limits the ability of the Company, any Subsidiary or any Partnership to create, incur, assume or suffer to exist any Lien upon any of its Oil and Gas Interests, whether now owned or hereafter acquired.

(p) Financial Contracts. Enter into or remain liable upon any Financial Contract, except: (i) crude oil or natural gas hedges in an aggregate notional amount of no more than 75% of the Company's monthly production forecast for all of the proved and producing Oil and Gas Interests of the Company and its Subsidiaries for any period covered by such hedges, and (ii) Rate Management Transactions in an aggregate notional amount of no more than 100% of the Indebtedness of the Company and its Subsidiaries projected to be outstanding during the period covered by such Rate Management Transactions; provided, that, in each case (A) each Financial Contract shall have a term of no more than three years and (b) each Financial Contract shall be with a Lender or another creditworthy counterparty approved by the Agent.

SECTION 8. Default.

8.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Required Lenders pursuant to Section 12.1:

(a) Nonpayment. The Company shall fail to pay when due any principal of or interest on the Notes, any Reimbursement Obligation owing to any Lender, any amount due under any Rate Management Obligation, any fees or any other amount payable hereunder or under any Loan Document; or

(b) Misrepresentation. Any representation or warranty made by the Company or any Guarantor in Section 6 hereof, in any Security Document or any other document or certificate furnished by or on behalf of the Company or any Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

(c) Covenants. The Company or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement, in any Security Document, in any document relating to any Rate Management Obligation owing to any Lender, or any other agreement or instrument between the Company or any Guarantor and the Agent or any Lender; or

(d) Cross Default. The Company or any Guarantor shall fail to pay any part of the principal of, the premium on, if any, or the interest on, or any other payment of money due under, any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any failure exists has an aggregate outstanding principal amount in excess of $500,000; or if the Company or any Guarantor fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holder) to elect a majority of the board of directors of the Company or any Guarantor; or

(e) Cross Default - Partnership. Any Partnership shall fail to pay any part of the principal of, the premium on, if any, or the interest on, or any other payment of money due under, any of its Indebtedness, beyond any period of grace provided with respect thereto, or if any Partnership fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holder) to elect a majority of the board of directors of any Partnership; or

(f) Judgments. A judgment or order for the payment of money, which together with other such judgments or orders exceeds the aggregate amount of $1,000,000, shall be rendered against the Company, any Guarantor or any Partnership and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such judgment or order shall have remained unsatisfied and such proceedings shall have remained unstayed for a period of 10 consecutive days, or (ii) for a period of 10 consecutive days, such judgment or order shall have remained unsatisfied and a stay of enforcement thereof, by reason of pending appeal or otherwise, shall not have been in effect; or

(g) ERISA. The occurrence or existence with respect to the Company, any Guarantor or any of their ERISA Affiliates of any of the following: (i) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Reportable Event shall occur with respect to any Plan, (iii) the filing under ERISA of a notice of intent to terminate any Plan or the termination of any Plan, (iv) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings, or (v) complete or partial withdrawal under ERISA from any Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan, and in each of the foregoing cases, such event or condition, together with all other events or conditions, if any, could in the opinion of the Required Lenders subject the Company or any Guarantor to any tax, penalty, or other liability to a Plan, the PBGC, or otherwise (or any combination thereof); or

(h) Insolvency, Etc. The Company, any Guarantor, any of their Subsidiaries or any Partnership shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company, any Guarantor, any of their Subsidiaries or any Partnership, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, if such proceeding is instituted against the Company, any Guarantor, any of their Subsidiaries or any Partnership and is being contested by the Company, such Guarantor, such Subsidiary or such Partnership, as the case may be, in good faith by appropriate proceedings, such proceedings shall remain undismissed or unstayed for a period of 30 days; or the Company, any Guarantor, any of their Subsidiaries or any Partnership shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

(i) Security Documents; Etc.  Any event of default described in any Security Document or Partnership Agreement shall have occurred and be continuing, or any material provision of any Security Document or Partnership Agreement shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor shall deny that it has any or further liability or obligation thereunder, or any Security Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way ceases to give or provide to the Agent and the Lenders the benefits purported to be created thereby, or the Company shall not be the general partner of and operator under each Partnership.

(j) Any Person, or any two or more Persons acting in concert, shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Company.

8.2 Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, the Agent may and, upon being directed to do so by the Required Lenders, shall, by notice to the Company (i) terminate the Commitments or (ii) declare the outstanding principal of, and accrued interest on, the Notes, all unpaid Reimbursement Obligations and all other amounts due under this Agreement and the Loan Documents, to be immediately due and payable, or (iii) demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, or all of the above, whereupon the Commitments shall terminate forthwith and all such amounts, including such cash collateral, shall become immediately due and payable, or both, as the case may be, provided that in the case of any event or condition described in Section 8.1(h), the Commitments shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Agent as collateral security for the payment and performance of the Company's obligations under this Agreement to the LC Issuer, the Agent and the Lenders.

(b) Upon the occurrence and during the continuance of such Event of Default, the Agent may and, upon being directed to do so by the Required Lenders shall, in addition to the remedies provided in Section 8.2(a), enforce any and all other rights and remedies available to it, either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any then outstanding Notes or any Security Document or in aid of the exercise of any power granted in this Agreement, any then outstanding Notes or any Security Document, and may enforce the payment of any then outstanding Notes and any of the other rights of the Agent and the Lenders in any other agreement or available at law or in equity.

(c) (i) Upon the occurrence and during the continuance of any Event of Default hereunder, each Lender may at any time and from time to time, without notice to the Company or any Guarantor (any requirement for such notice being expressly waived by the Company and each Guarantor) set off and apply against any and all of the obligations of the Company or any Guarantor now or hereafter existing under this Agreement, the Notes or any of the Security Documents, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company or any Guarantor and any property of the Company or any Guarantor from time to time in possession of such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of such Lender under this Section 8.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

(ii) If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 4.6, 4.8 or 4.10) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

SECTION 9. Guaranty.

As an inducement to the Agent, the LC Issuer and the Lenders to enter into the transactions contemplated by this Agreement, each Guarantor agrees with the Agent, the LC Issuer and the Lenders as follows:

9.1 Guarantee of Obligations.

(a) Each Guarantor hereby (i) guarantees, as principal obligor and not as surety only, to the Agent, the LC Issuer and the Lenders the prompt payment of the principal of and any and all accrued and unpaid interest (including interest which otherwise may cease to accrue by operation of any insolvency law, rule, regulation or interpretation thereof) on the Advances, all Rate Management Obligations owing to any Lender or any Affiliate thereof and all other obligations of the Company to the Agent, the LC Issuer and the Lenders under this Agreement and the other Loan Documents when due, whether by scheduled maturity, acceleration or otherwise, all in accordance with the terms of this Agreement, the Notes, and any Rate Management Transactions with any Lender, including, without limitation, default interest, interest and other obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding, indemnification payments and all reasonable costs and expenses incurred by the Agent, the LC Issuer and the Lenders in connection with enforcing any obligations of the Company hereunder, including without limitation the reasonable fees and disbursements of counsel, (ii) guarantees the prompt and punctual performance and observance of each and every term, covenant or agreement contained in this Agreement, the other Loan Documents and any Rate Management Obligations with any Lender or any Affiliate thereof to be performed or observed on the part of the Company and (iii) agrees to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by the Agent, the LC Issuer or the Lenders in connection with enforcing the obligations of the Guarantors hereunder, including, without limitation, the reasonable fees and disbursements of counsel (all of the foregoing being collectively referred to as the "Guaranteed Obligations").

(b) If for any reason any duty, agreement or obligation of the Company contained in this Agreement shall not be performed or observed by the Company as provided therein, or if any amount payable under or in connection with this Agreement shall not be paid in full when the same becomes due and payable, each Guarantor undertakes to perform or cause to be performed promptly each of such duties, agreements and obligations and to pay forthwith each such amount to the Agent for the account of the Lenders regardless of any defense or setoff or counterclaim which the Company may have or assert, and regardless of any other condition or contingency.

9.2 Nature of Guaranty. The obligations of the Guarantors hereunder constitute an absolute and unconditional and irrevocable guaranty of payment and not a guaranty of collection and are wholly independent of and in addition to other rights and remedies of the Agent, the LC Issuer and the Lenders, and are not contingent upon the pursuit by the Agent, the LC Issuer or any Lender of any such rights and remedies, such pursuit being hereby waived by the Guarantors.

9.3 Waivers and Other Agreements. Each Guarantor hereby unconditionally (a) waives any requirement that the Agent, the LC Issuer or any Lender or any Affiliate thereof, upon the occurrence of an Event of Default first make demand upon, or seek to enforce remedies against the Company before demanding payment under or seeking to enforce the obligations of the Guarantors hereunder, (b) covenants that the obligations of the Guarantors hereunder will not be discharged except by complete performance of all obligations of the Company to the Agent, the LC Issuer or any Lender or any Affiliate thereof, (c) agrees that the obligations of the Guarantors hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired, without limitation, by any invalidity, irregularity or unenforceability in whole or in part of this Agreement or any other Loan Document or any agreement or document executed in connection with any Rate Management Transaction, or any limitation on the liability of the Company thereunder, or any limitation on the method or terms of payment thereunder which may or hereafter be caused or imposed in any manner whatsoever (including, without limitation, usury laws), (d) waives diligence, presentment and protest with respect to, and any notice of default or dishonor in the payment of any amount at any time payable by the Company under or in connection with this Agreement or the Notes or any agreement or document executed in connection with any Rate Management Transaction, and further waives any requirement of notice of acceptance of, or other formality relating to, the obligations of the Guarantors hereunder and (e) agrees that the Guaranteed Obligations shall include any amounts paid by the Company to the Agent, the LC Issuer or any Lender or any Affiliate thereof which may be required to be returned to the Company or to its representative or to a trustee, custodian or receiver for the Company.

9.4 Obligations Absolute. The obligations, covenants, agreements and duties of the Guarantors under this Agreement shall not be released, affected or impaired by any of the following whether or not undertaken with notice to or consent of the Guarantors: (a) an assignment or transfer, in whole or in part, of the Advances made to the Company or of this Agreement or any Note or any Rate Management Obligation although made without notice to or consent of the Guarantors, or (b) any waiver by the Agent, the LC Issuer or any Lender or any Affiliate thereof or by any other person, of the performance or observance by the Company of any of the agreements, covenants, terms or conditions contained in this Agreement or in the other Loan Documents or any agreement or document executed in connection with any Rate Management Transaction, or (c) any indulgence in or the extension of the time for payment by the Company of any amounts payable under or in connection with this Agreement or any other Loan Document or any agreement or document executed in connection with any Rate Management Transaction, or of the time for performance by the Company of any other obligations under or arising out of this Agreement or any other Loan Document, or the extension or renewal thereof, or (d) the modification, amendment or waiver (whether material or otherwise) of any duty, agreement or obligation of the Company set forth in this Agreement or any other Loan Document or any agreement or document executed in connection with any Rate Management Transaction (the modification, amendment or waiver from time to time of this Agreement and the other Loan Documents or any agreement or document executed in connection with any Rate Management Transaction, being expressly authorized without further notice to or consent of the Guarantors), or (e) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Company or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings, affecting the Company or any of its assets, or (f) the merger or consolidation of the Company or the Guarantors with any other person, or (g) the release of discharge of the Company or the Guarantors from the performance or observance of any agreement, covenant, term or condition contained in this Agreement or any other Loan Document or any agreement or document executed in connection with any Rate Management Transaction, by operation of law, or (h) any other cause whether similar or dissimilar to the foregoing which would release, affect or impair the obligations, covenants, agreements or duties of the Guarantors hereunder.

9.5 No Investigation by Lenders or Agent. Each Guarantor hereby waives unconditionally any obligation which, in the absence of such provision, the Lenders or the Agent might otherwise have to investigate or to assure that there has been compliance with the law of any jurisdiction with respect to the Guaranteed Obligations recognizing that, to save both time and expense, each Guarantor has requested that the Lenders and the Agent not undertake such investigation. Each Guarantor hereby expressly confirms that the obligations of such Guarantor hereunder shall remain in full force and effect without regard to compliance or noncompliance with any such law and irrespective of any investigation or knowledge of the Lenders or the Agent of any such law.

9.6 Indemnity. As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees with the Agent, the LC Issuer and the Lenders that, should the Guaranteed Obligations not be recoverable from the Guarantors under Section 9.1 for any reason whatsoever (including, without limitation, by reason of any provision of this Agreement or any Note or any other agreement or instrument executed in connection herewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by the Agent, the LC Issuer or any Lender at any time, each Guarantor as sole, original and independent obligor, upon demand by the Agent, will make payment to the Agent for the account of the Lenders of the Guaranteed Obligations by way of a full indemnity in such currency and otherwise in such manner as is provided in this Agreement and the Notes.

9.7 Subordination, Subrogation, Etc. Each Guarantor agrees that any present or future indebtedness, obligations or liabilities of the Company to any Guarantor shall be fully subordinate and junior in right and priority of payment to any present or future indebtedness, obligations or liabilities of the Company to the Agent, the LC Issuer and the Lenders. Each Guarantor waives any right of subrogation to the rights of the Agent, the LC Issuer or any Lender against the Company or any other person obligated for payment of the Guaranteed Obligations and any right of reimbursement or indemnity whatsoever arising or accruing out of any payment which any Guarantor may make pursuant to this Agreement and the Notes, and any right of recourse to security for the debts and obligations of the Company, unless and until the entire principal balance of and interest on the Guaranteed Obligations shall have been paid in full.

9.8 Waiver. To the extent that it lawfully may, each Guarantor agrees that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, which may affect observance or performance of the provisions of this Agreement or any other Loan Documents; nor will it claim, take or insist upon any benefit or advantage of any present or future law providing for the evaluation or appraisal of any security for its obligations hereunder or the Company under this Agreement and under any other Loan Documents prior to any sale or sales thereof which may be made under or by virtue of any instrument governing the same; nor will it, after any such sale or sales claim or exercise any right, under any applicable law, to redeem any portion of such security so sold.

SECTION 10. The Agent.

10.1. Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Section 10. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of the term "secured party" as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Company, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Section 3, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Company or any guarantor of any of the Obligations or of any of the Company's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Company to the Agent at such time, but is voluntarily furnished by the Company to the Agent (either in its capacity as Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Company for which the Agent is entitled to reimbursement by the Company under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 4.6 shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Company and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Company and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Company or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Company shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Section 10 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arranger Fees The Company agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Company, the Agent and the Arranger pursuant to that certain letter agreement dated April 30, 2002 or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Company and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Sections 9 and 10.

10.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Company on their behalf the Security Document(s) and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Security Document(s).

10.16. Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Company on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

10.17 Syndication and Managing Agents. Neither Bank One, as Syndication Agent hereunder, nor BNP Paribas, as Managing Agent hereunder, shall have any duties or liabilities hereunder in such capacity.

SECTION 11. Benefit of Agreement; Assignments; Participations.

11.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Company shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 11.3, and (iii) any transfer by Participation must be made in compliance with Section 11.2. Any attempted assignment or transfer by any party not made in compliance with this Section 11.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 11.3(b). The parties to this Agreement acknowledge that clause (ii) of this Section 11.1 relates only to absolute assignments and this Section 11.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 11.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 11.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

11.2. Participations.

(a) Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Company under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Advance or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 12.1 or of any other Loan Document.

(c) Benefit of Certain Provisions. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 8.2(c) in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 8.2(c) with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 8.2(c), agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 8.2(c) as if each Participant were a Lender. The Company further agrees that each Participant shall be entitled to the benefits of Sections 4.6, 4.8 and 4.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 4.6, 4.8 or 4.10 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 4.6 to the same extent as if it were a Lender.

11.3 Assignments.

(a) Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Company and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

(b) Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 11.3(b) shall not be unreasonably withheld or delayed.

(c) Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 11.3(a) and 11.3(b), and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Company, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.3(c), the transferor Lender, the Agent and the Company shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.4. Dissemination of Information. The Company authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law or any other Person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation, any securitization, any hedge or otherwise, in relation to, or any other transaction under which payments are to be made by reference to, this Agreement (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 12.14 of this Agreement.

11.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.6(iv).

SECTION 12. Miscellaneous.

12.1 Amendments. Subject to the provisions of this Section 12.1, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a) Extend the final maturity of any Loan, or extend the expiry of a Letter of Credit to a date after the Termination Date, or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(b) Reduce the percentage specified in the definition of Required Lenders.

(c) Extend the Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 4.1(c) or 4.1(d), or, except as permitted pursuant to Section 2.3, increase the amount of the Aggregate Commitment, the Commitment of any Lender hereunder or the commitment to issue Letters of Credit, or permit the Company to assign its rights under this Agreement.

(d) Amend Section 2.3, 2.4 or this Section 12.1.

(e) Release any guarantor of any Advance or Rate Management Obligation or, except as provided in the Collateral Documents, release, or agree to subordinate, the Lenders' Liens with respect to, all or substantially all of the Collateral.

(f) Increase the Borrowing Base pursuant to Section 2.6.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent and no amendment to any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer.

12.2 Notices. (a) Except as otherwise provided in Section 12.2(c) hereof, all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered or sent to the Company, the Agent and the Lenders at the respective addresses for notices set forth on the signature pages hereof, or to such other address as may be designated by the Company, the Agent or any Lender by notice to the other parties hereto. All notices shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by the Agent or any Lender to the Company by certified or registered mail, postage prepaid, to such address, on the fifth day after the date of mailing.

(b) Notices by the Company to the Agent with respect to terminations or reductions of the Commitments pursuant to Section 2.2, requests for Advances pursuant to Section 3.1, requests for continuations or conversions of Loans pursuant to Section 3.4 and notices of prepayment pursuant to Section 4.1(b) shall be irrevocable and binding on the Company.

(c) Any notice to be given by the Company to the Agent pursuant to Sections 3.1, 3.4 or 4.1(b) and any notice to be given by the Agent or any Lender hereunder, may be given by telephone or by facsimile transmission and must be immediately confirmed in writing in the manner provided in Section 12.2(a). Any such notice given by telephone or facsimile transmission shall be deemed effective upon receipt thereof by the party to whom such notice is given.

12.3 Conduct No Waiver; Remedies Cumulative. No course of dealing on the part of the Agent, the LC Issuer or any Lender, nor any delay or failure on the part of the Agent, the LC Issuer or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's, the LC Issuer's or any Lender's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent, the LC Issuer or any Lender under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Agent, the LC Issuer or any Lender may be exercised from time to time and as often as may be deemed expedient by the Agent, the LC Issuer or any Lender.

12.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company or any Guarantor made herein or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender's behalf, and those covenants and agreements of the Company set forth in Section 12.5 hereof shall survive the repayment in full of the Advances and other obligations of the Company hereunder and under the Security Documents and the termination of the Commitments.

12.5 Expenses; Indemnification. (i) The Company shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Company under this Section include, without limitation, the cost and expense of obtaining an appraisal of each parcel of real property or interest in real property described in the relevant Collateral Documents, which appraisal shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions and costs and expenses incurred in connection with the Reports described in the following sentence. The Company acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Company's assets for internal use by Bank One from information furnished to it by or on behalf of the Company, after Bank One has exercised its rights of inspection pursuant to this Agreement.

(ii) The Company hereby further agrees to indemnify the Agent, the Arranger, the LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Company under this Section 12.5 shall survive the termination of this Agreement.

12.6 GOVERNING LAW. THIS AGREEMENT IS A CONTRACT MADE UNDER, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES OF SUCH STATE, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

12.7 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

12.8 Construction of Certain Provisions. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with GAAP unless such principles are inconsistent with the express requirements of this Agreement. If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

12.9 Integration and Severability. This Agreement embodies the entire agreement and understanding among the Company, the Guarantors, the Agent, the LC Issuer and the Lenders, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company or any Guarantor under this Agreement, the Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company and the Guarantors shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company or any Guarantor under this Agreement, the Notes or any other Loan Document in any other jurisdiction.

12.10 Interest Rate Limitation. Notwithstanding any provisions of this Agreement, any Note or any other Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, any Note or any other Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever any Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Advances outstanding and other obligations of the Company hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal has been paid in full. Anything herein to the contrary notwithstanding, the obligations of the Company and the Guarantors under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by any Lender would be contrary to provisions of law applicable to any Lender which limits the maximum rate of interest which may be charged or collected by any Lender.

12.11 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

12.12 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

12.13 Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Company. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company's business or operations. The Company agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

12.14 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Company pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 11.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

12.15 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

12.16 Disclosure. The Company and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Company and its Affiliates.

12.17 CONSENT TO JURISDICTION. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE COMPANY AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

12.18 WAIVER OF JURY TRIAL. THE COMPANY, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of day and year first above written.

Address for Notices: PETROLEUM DEVELOPMENT CORPORATION

103 E. Main Street By: /s/ Dale G. Rettinger

P.O. Box 26 Dale G. Rettinger

Bridgeport, West Virginia 26330 Its: Executive Vice President

Attention: Dale G. Rettinger

Telephone No: 1-800-624-3821

Facsimile No: 1-304-842-0913

Commitment

$20,000,000 BANK ONE, NA, as Agent, Syndication Agent,

LC Issuer and a Lender

1 Bank One Plaza By: /s/ Dianne L. Russell

10th Floor, Suite 0362 Dianne L. Russell

Chicago, Illinois 60670 Title: Director

Attention: Joseph C. Giampetroni

Telephone No: (312) 732-1489

Facsimile No: (312) 732-3055

$20,000,000 BNP PARIBAS, as Managing Agent and as a Lender

1200 Smith Street By: /s/ Doug Liftman

Suite 3100 Doug Liftman

Houston, TX 77002 Title: Managing Director

Attention: Doug Liftman

Telephone No: (713) 982-1154 By: _/s/ Betsy Jocher___________________________

Facsimile No: (713) 659-6915 Name: __Betsty Jocher_________

Title: ___Vice President________

GUARANTORS:

RILEY NATURAL GAS COMPANY

103 E. Main Street

P.O. Box 26 By: /s/ Dale G. Rettinger

Bridgeport, West Virginia 26330 Dale G. Rettinger

Attention: Dale G. Rettinger Its: Executive Vice President

Telephone No: 1-800-624-3821

Facsimile No: 1-304-842-0913

PRICING SCHEDULE
Applicable Margin	Level I Status	Level II Status	Level III Status
Eurodollar Rate	1.25%	1.50%	1.75%
Floating Rate	0.00%	0.00%	0.25%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status
Commitment Fee	0.375%	0.375%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Level I Status" exists at any date if the Usage as of such date is less than 25%.

"Level II Status" exists at any date if the Usage as of such date is less than 75% but equal to or more than 25%.

"Level III Status" exists at any date if the Company has not qualified for Level I Status or Level II Status as of such date.

"Status" means either Level I Status, Level II Status or Level III Status.

"Usage" means the percentage obtained by dividing the Aggregate Outstanding Credit Exposure as of any date by the lesser of the Aggregate Commitment or the Borrowing Base as of such date.

The Applicable Margin and Applicable Fee Rate shall be determined by the Agent from time to time in accordance with the foregoing table based on the Company's Status.